Exhibit 77(k)(f)

July 5, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Gentlemen:

We have read item 77K of Form N-SAR for the fiscal period ended April 30, 2001 of Pilgrim Funds Trust (the "Registrant") and are in agreement with the statements referring to us contained therein. We have no basis to agree or disagree with other statements of the Registrant contained in the above referenced filing.

                                Very truly yours,

                                /s/ Ernst & Young LLP